EXHIBIT 16.2

Brimmer, Burek & Keelan, LLP

Certified Public Accountants

5601 Mariner Street, Suite 200

Tampa, Florida 33609

(813) 282-3400

(813) 287-8369 (Fax)

June 3, 2004

Securities and Exchange Commission

Washington DC 20549

Ladies and Gentlemen:

We were previously principal auditors for CyGene Laboratories, Inc. (formerly CyGene, Inc.) We reported on the consolidated financial statements of CyGene Laboratories, Inc. as of and for the years ended March 31, 2002 and 2003. On May 6, 2003, our appointment as principal auditors was terminated. We have read CyGene Laboratories, Inc. statements under item 4 of its Form 8K dated May 3, 2004 and we agree with subparagraphs one, two, three and four (as to its reference to reportable events as defined in Item 304(a)(1)(v) of Regulation S-K issued by the Securities and Exchange Commission).

Sincerely,

/s/ BRIMMER, BUREK & KEELAN, LLP

Brimmer, Burek & Keelan, LLP